EMPLOYMENT AND OPTION AMENDMENT AGREEMENT
     THIS EMPLOYMENT AND OPTION AMENDMENT AGREEMENT (the “Agreement”) is effective as of September 23, 2005, between First Avenue Networks, Inc., a Delaware corporation (the “Company”), and Sandra G. Thomas (the “Executive”).
     IN CONSIDERATION FOR the mutual promises set forth below, the parties agree as follows:
     1. Term. Subject to earlier termination as hereafter provided, this Agreement shall have an original term of six months commencing on September 23, 2005 and shall be automatically extended thereafter for successive terms of six months each (together, the “Term”), unless either party provides written notice to the other at least thirty (30) days prior to the expiration of the original or any extension Term that the Agreement is not to be extended or renewed. During the Term, the Executive shall be paid a base annual salary of $150,000, payable in accordance with the Company’s standard payroll practices and subject to increase from time to time, in the sole discretion of the Company’s board of directors and the compensation committee thereof.
     2. Removal and Resignation.
          2.1. Removal by Company Without Cause or Resignation by Executive for Good Reason. Subject to the Executive meeting her obligations hereunder in all material respects, including those set forth in the last paragraph of this Section 2.1 and in Sections 3, 4, 5 and 6, if the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason prior to the expiration of the Term (the date of such removal or resignation, the “Transition Date”) (and, for this purpose, in the event the Company provides written notice under Section 1 to the Executive that the Agreement will not be extended or renewed at the expiration of the then existing six-month Term, the Executive will be deemed, without any further action being required on the part of any party, to have resigned for Good Reason prior to the expiration of the Term):
               (i) The Company shall pay the Executive severance in the amount of $75,000 cash (the “Severance Amount”). The Severance Amount will be paid in six equal monthly installments, in accordance with the Company’s standard payroll practices, beginning on the Company’s next regular payday following the effective date of the General Release described below, and will be reduced by all required withholdings; provided, however, that if required pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the timing of the payment of the Severance Amount shall be adjusted as necessary to comply with Section 409A;

               (ii) The Company shall pay the Executive a cash bonus payment equal to $60,000, pro-rated for a partial calendar year based on the Transition Date (the “Annual Bonus”) (e.g. if the Transition Date is June 30, the Annual Bonus would be 50% of $60,000). The Annual Bonus shall be paid in one lump sum following the effective date of the General Release described below and at least 45 days after the Transition Date, and will be reduced by all required withholdings;
               (iii) If the Executive elects to continue her participation and that of her eligible dependents in the Company’s group health and dental plans pursuant to her so-called “COBRA” continuation rights by signing and returning the election form that is provided, then, for a period of 6 months from the Transition Date or, if earlier, until the Executive ceases to be eligible for participation under COBRA or the terms of the plans, the full premium cost of such coverage will be borne by the Company and either paid on behalf of or reimbursed to the Executive (the “Medical Benefit”);
               (iv) If the Transition Date occurs during the original Term, the Company shall pay the Executive a cash bonus payment equal to $75,000 (the “Transition Bonus”), in full and without pro-ration. The Transition Bonus shall be paid in one lump sum following the effective date of the General Release described below and at least 45 days after the Transition Date, and will be reduced by all required withholdings; provided, however, that if required pursuant to Section 409A, the Transition Bonus shall be paid in connection with the Company’s first regular payday as permitted pursuant to Section 409A; and
               (v) Notwithstanding anything to the contrary contained in the Company’s Stock Option Plan or any option grant certificate issued to the Executive, eight days following the Executive’s execution of the General Release (as defined below), (i) those options to purchase shares of the common stock of the Company issued to the Executive pursuant to that certain option grant certificate dated as of September 22, 2003 (the “Legacy Certificate”) that remain unvested as of the Transition Date and (ii) those options to purchase shares of the common stock of the Company issued to the Executive pursuant to any other option grant certificate or otherwise (together with the Legacy Certificate, the “Option Certificates”) that would have, but for the Executive’s removal or resignation, become vested and exercisable within the six month period following the Transition Date shall become immediately vested and exercisable (collectively, the “Accelerated Options”). Section 1 of the Legacy Certificate is hereby amended so as to give effect to the first sentence of this Section 2.1(v). Except as otherwise expressly provided in this Section 2.1(v), the terms and conditions of the Accelerated Options shall remain unchanged and shall be governed by the terms of the Stock Option Plan, the Option Certificates and any other restrictions or provisions generally applicable to shares purchased by Company employees.

          The provision of any of the above benefits by the Company to the Executive are expressly conditioned upon the Executive executing a general release of claims in substantially the form of the General Release attached hereto as Exhibit B (the “General Release”) within twenty-one days (or such greater period as may be specified by the Company) following the latest of the date on which the Executive receives notice of her removal as a senior financial officer of the Company, the date on which the Executive gives notice of her resignation or the date she receives a copy of the General Release, and upon the Executive not revoking the General Release in a timely manner thereafter. The Executive acknowledges and agrees that she will not receive any Severance Amount, Annual Bonus, Transition Bonus or Medical Benefit, and will not be eligible for Accelerated Options, if she does not sign the General Release and thereby waive those claims against the Company and the related entities specified in the General Release, and that there is good consideration for said General Release. For the avoidance of doubt, in the event the Executive fails to execute the General Release, any outstanding stock options held by the Executive as of the Transition Date will be exercisable only as provided in the Company’s Stock Option Plan and the Option Certificates (without giving effect to the first sentence of Section 2.1(v) hereto). Further, if the Executive fails to comply with any provision of this Agreement during the period in which she is entitled to receive the Severance Amount or Medical Benefit described above, she shall no longer be entitled to receive the Severance Amount or the Medical Benefit and the Company will have no further obligation to pay or provide them.
          2.2. Death. In the event of the Executive’s death prior to the expiration of the Term hereof, the Executive’s employment and all of her rights hereunder shall terminate, and no further payments of any kind shall be made except for base salary (including without limitation the Severance Amount) earned and unpaid through the termination date; provided, however, that under such circumstances, the Executive’s options shall be exercisable in accordance with the Company’s Stock Option Plan, the Option Certificates (without giving effect to the first sentence of Section 2.1(v) hereof), and any other restrictions or provisions generally applicable to shares purchased by Company employees.
          2.3. Disability. In the event of the Executive’s Disability, as defined below, prior to the expiration of the Term hereof, the Company shall thereafter have the right, upon written notice to the Executive, to terminate the employment of the Executive, in which case the date of termination shall be the date of such written notice to the Executive. “Disability” shall mean a physical or mental disability of the Executive that prevents the Executive from substantially performing the essential functions of her position notwithstanding the provision of any reasonable accommodation. In the event of termination of the Executive’s employment pursuant to this Section 2.3, all of the Executive’s rights hereunder shall terminate and no further payments of any kind shall be made except for base salary (including without limitation the Severance Amount) earned and unpaid through the termination date; provided, however, that under such circumstances, and so long as it does not constitute a new grant under Section 409A, (i) those options to purchase shares of the common stock of the Company issued to the Executive pursuant to the Legacy Certificate that remain unvested as of the time of the Executive’s termination shall become immediately vested and exercisable and (ii) the Executive’s other outstanding options shall be exercisable in accordance with the Company’s Stock Option Plan, the Option Certificates other than the Legacy Certificate (without giving effect to the first sentence of Section 2.1(v) hereof or this Section 2.3), and any other restrictions or provisions generally applicable to shares purchased by Company employees. Except as otherwise expressly provided in this Section 2.3, upon the Executive’s termination due to Disability, the terms and conditions of the Executive’s options granted pursuant to the Legacy Certificate shall remain unchanged and shall be governed by the terms of the Stock Option Plan, the Legacy Certificate and any other restrictions or provisions generally applicable to shares purchased by Company employees.
          2.4. With Cause or Without Good Reason. If the Executive’s service to the Company as its Chief Financial Officer or other senior financial officer is terminated by the Company prior to the Transition Date with Cause (as defined below), or if the Executive resigns from her position as the Company’s Chief Financial Officer or other senior financial officer prior to the Transition Date without Good Reason (as defined below), all of the Executive’s rights hereunder shall terminate and no further payments of any kind shall be made except for base salary earned and unpaid through the termination date; provided, however, that under such circumstances, the Executive’s options shall be exercisable in accordance with the Company’s Stock Option Plan, the Option Certificates (without giving effect to the first sentence of Section 2.1(v) hereof), and any other restrictions or provisions generally applicable to shares purchased by Company employees. As used herein, “Cause” shall mean (a) conviction of a felony, (b) willful or persistent failure of Executive to follow the reasonable directions of the Board of Directors of the Company which are consistent with the Executive’s position and applicable law after notice detailing the specific failure and the Executive’s failure to cure within 30 days, or (c) material breach by the Executive of Sections 3 or 4 of this Agreement. As used herein, “Good Reason” shall mean (a) failure of the Company to continue the Executive in the position of Chief Financial Officer or other senior financial officer, (b) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, (c) a diminution in the Executive’s salary, (d) the Company’s provision of the notice described in Section 1 of its intent not to renew or extend this Agreement upon the expiration of any Term hereof; or (e) failure of the Company to continue to maintain a corporate office within 25 miles of Charlottesville, Virginia from which the Executive can work a minimum of seventy-five percent (75%) of her time.
          2.5. Surrender of Books and Records. The Executive shall upon the termination of this Agreement for any reason, or at any other time as required by the Company, immediately surrender to the Company all lists, books, records, documents and other information incident to the Company’s business and all other property belonging to the Company, it being distinctly understood that all such lists, books, records, documents and all such other information are the property of the Company.
          2.6. Amendment of Options. The Company represents and warrants to the Executive that (i) this Agreement has been duly and validly approved by the Board of Directors of the Company and, if necessary, the compensation committee of the Company, and (ii) any and all Board of Directors, compensation committee or other corporate actions that may be required to approve and give effect to this Agreement and the terms set forth herein, including without limitation the amendment to the Legacy Certificate described in Sections 2.1(v) and 2.3 and any amendment to the Stock Option Plan that may be necessary to give effect to the provisions of Sections 2.1(v) and 2.3, have been taken.
     3. Confidential Information; Proprietary Rights.
          3.1. The Executive agrees to comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not, without the written consent of the Board of Directors of the Company, during or after the Term of this Agreement, disclose to any person or entity (other than a person or entity to which disclosure is required by law, or in connection with the proper performance of her duties as an officer of the Company), any Confidential Information obtained by the Executive incident to her employment with the Company. As used herein, Confidential Information means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plan to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them; provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of unauthorized disclosure by the Executive. The Executive hereby acknowledges that Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates acquired at great time and expense by the Company and its Affiliates, and that any disclosure or other use of such information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company and its Affiliates. As used herein, “Affiliates” means (i) all subsidiaries of the Company and (ii) any person or entity holding all or substantially all of the voting power of the Company.
          3.2. All inventions, developments, methods, processes and ideas conceived, developed or reduced to practice by the Executive during her employment which are directly or indirectly useful in, or relate to, the business of or services provided by or sold by the Company or any of its Affiliates shall be promptly and fully disclosed by the Executive to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and shall be the Company’s exclusive property as against the Executive. The Executive hereby assigns and agrees to assign to the Company and will, upon the Company’s request and at its expense (but without any additional compensation to the Executive), execute all documents reasonably necessary to assign the Executive’s right, title and interest in any such invention, development, method or idea (and to direct issuance to the Company of all patents or copyrights with respect thereto).
     4. Restricted Activities.
          4.1. The Executive agrees that, during the Term hereof and for one year thereafter (the “Non-Competition Period”), she will not, directly or indirectly, as an officer, director, executive, consultant, owner (other than as the holder of less than one percent of the equity securities of a publicly-traded business or company), general partner, agent or employee, become involved with or undertake any planning for any business that primarily provides fixed broadband wireless services for mobile backhaul, bypass and fiber extensions in the United States, including without limitation combining or conspiring with other employees or any third party for the purpose of organizing any such competitive activity.
          4.2. The Executive further agrees that during the Non-Competition Period, she shall not, in any manner, directly or indirectly, alone or jointly, with or as an agent for, or as an employee of, any person, firm or corporation, knowingly hire or attempt to hire, employ, solicit and/or induce to leave any employee or independent consultant of the Company or any of its subsidiaries, or any former employee or independent consultant who was employed or retained by the Company or any of its subsidiaries within 60 days preceding such attempt to employ or solicit. The Company may notify subsequent employers of the Executive of the terms of Section 4 hereof.
     5. Cooperation.
          5.1. The Executive agrees to cooperate with the Company during the Term and for a period of 45 days thereafter to effect a smooth management transition, including, if requested by the Company, without limitation a transition to any new Chief Financial Officer; provided, however, that the time commitment required of the Executive pursuant to this Section 5.1 shall not exceed 5 hours per week and the Executive will be reimbursed for all reasonable expenses incurred by her in connection with this Section 5.1.
          5.2. The Executive further agrees to reasonably cooperate with the Company during the Term and the Non-Competition Period with respect to matters arising during or related to Executive’s employment, including without limitation all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise during Executive’s employment.
     6. No Disparagement. The Executive agrees that during the term of this Agreement and the Non-Competition Period, the Executive shall not disparage the Company or any of its subsidiaries, or, unless otherwise required by any applicable laws, rules, or regulations, otherwise knowingly make any statement or take any actions that would be materially harmful to the business, interests or reputation of the Company or any of its subsidiaries; provided, however, that a good faith allegation by the Executive of a breach by the Company of this Agreement shall not be deemed a violation of this provision.
     7. Waiver of Breach. The failure of the Company at any time to require performance by the Executive of any provision hereof shall in no way affect the Company’s right thereafter to enforce the same, nor shall the waiver by the Company of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any provision or as a waiver of the provision itself.
     8. Attorneys’ Fees.
          8.1. The Company shall promptly pay after presentment of a reasonably satisfactory invoice therefor the reasonable legal fees and related professional expenses of the Executive, up to ten thousand dollars ($10,000), incurred in connection with the entering into of this Agreement by Executive.
          8.2. In the event of any suit, arbitration or other proceeding between the parties hereto with respect to this Agreement, the prevailing party shall, in addition to such other relief as may be awarded, be entitled to reasonable attorneys’ fees, expenses, and costs of investigation, all as actually incurred.
     9. Enforcement of Covenants. The Executive acknowledges that she has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon her by Sections 3, 4 and 6 hereof. The Executive agrees that such restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that the violation of any provision of Sections 3, 4 or 6 of this Agreement would cause substantial and irreparable injury to the Company and its Affiliates and that the Company would not have entered into this Agreement without such restrictions. The parties further agree that in the event that any provision of Sections 3, 4 or 6 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

     10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior negotiations, written or oral agreements, understandings and employment relationships.
     11. Compliance with Section 409A. The parties hereto agree that the terms hereof, including without limitation the terms of any benefit provided to the Executive hereunder, shall be adjusted to the extent necessary to comply with Section 409A; provided, however, that the Company shall not be obligated to enter into any amendment to this Agreement or any provision hereof that would result in increased costs to the Company or any of its Affiliates.
     12. Miscellaneous. No rights or obligations hereunder may be assigned by either party without the prior written consent of the other, except that the Company may assign its rights and obligations hereunder to any purchaser of all or substantially all of the assets of the Company. This Agreement shall inure to the benefit of and be binding upon any successor of the Company. If any provision of this Agreement shall to any extent be declared invalid or legally unenforceable by a court of competent jurisdiction, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of this Agreement, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement cannot be amended, modified or supplemented in any respect except by an agreement in writing signed by the Executive and an expressly authorized representative of the Company. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without resort to choice-of-law principles.
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     IN WITNESS WHEREOF, the undersigned have executed this Employment and Option Amendment Agreement effective as of the date first set forth above.

EXECUTIVE	FIRST AVENUE NETWORKS, INC.

/s/ Sandra G. Thomas	By:	/s/ Richard L. Shorten, Jr.

Sandra G. Thomas		Richard L. Shorten, Jr.
Chairman